UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 7, 2010

HUIHENG MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	333-132056 (Commission File Number)	20-4078899 (IRS Employer Identification No.)

Huiheng Building, Gaoxin 7 Street South, Keyuannan Road, Nanshan District, Shenzhen Guangdong, P.R. China 518057 (Address of Principal Executive Offices)	N/A (Zip Code)

86-755-25331511
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.                      Entry into a Material Definitive Agreement

On May 7, 2010, Huiheng Medical, Inc. (the “Company”) entered into a Common Stock Purchase Agreement (the “Agreement”) with Three Arch Capital, L.P., TAC Associates, L.P., Three Arch Partners IV, L.P., and Three Arch Associates IV, L.P. (each a “Seller” and collectively, the “Sellers”) for the purchase and acquisition by the Company of all of the issued and outstanding shares of common stock (the “Shares”) of Portola Medical, Inc., a Delaware corporation (“Portola”) held by the Sellers for $2,600 per Share, for an aggregate purchase price of two hundred and sixty thousand dollars ($260,000) (the “Purchase Price”).  Portola’s primary asset consist of its rights to develop, manufacture and sell an adjustable Multi-Catheter Source Applicator which is intended to provide brachytherapy when a physician chooses to deliver intracavitary radiation to the surgical margins following lumpectomy of breast cancer.  Portola has no operations or employees.

The Purchase Price and related costs will be funded by Mr. Hui Xiaobing, the Company’s Chairman and Chief Executive Officer, pursuant to an unsecured promissory note carrying interest at the short term Applicable Federal Rate and with a maturity date one year from its effective date, unless sooner accelerated upon an event of default.  The close of the acquisition is subject to customary closing conditions, including the accuracy of the representations and warranties of the parties, and is expected to occur on or before May 21, 2010.

As of the date of the Agreement, there were no relationships between the Company and any of the Sellers, or any of their respective affiliates, directors or officers, or any associates of their respective officers or directors.

The foregoing description is qualified in its entirety by reference to the Agreement filed as Exhibit 10.1 attached hereto and incorporated herein by reference.

Section 9 –  Financial Statements and Exhibits

Item 9.01.                      Financial Statements and Exhibits

Exhibit No.	Exhibit Description
10.1	Common Stock Purchase Agreement for Portola Medical, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUIHENG MEDICAL, INC.,
a Nevada corporation

Dated:   May 13, 2010                                                          By:   /s/ Richard Shen
Richard Shen
Chief Financial Officer